International Growth and Income Fund

December 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$49,937
Class B	$88
Class C	$1,910
Class F1	$13,723
Class F2	$17,472
Total	$83,130
Class 529-A	$1,249
Class 529-B	$3
Class 529-C	$187
Class 529-E	$41
Class 529-F1	$126
Class R-1	$83
Class R-2	$309
Class R-2E*	-
Class R-3	$403
Class R-4	$585
Class R-5	$254
Class R-6	$12,220
Total	$15,460

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.36
Class B	$0.22
Class C	$0.22
Class F1	$0.35
Class F2	$0.39
Class 529-A	$0.34
Class 529-B	$0.20
Class 529-C	$0.21
Class 529-E	$0.30
Class 529-F1	$0.38
Class R-1	$0.27
Class R-2	$0.21
Class R-2E	$0.39
Class R-3	$0.30
Class R-4	$0.36
Class R-5	$0.40
Class R-6	$0.41

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	146,043
Class B	393
Class C	9,108
Class F1	48,700
Class F2	54,406
Total	258,650
Class 529-A	3,831
Class 529-B	18
Class 529-C	958
Class 529-E	143
Class 529-F1	367
Class R-1	393
Class R-2	1,558
Class R-2E*	-
Class R-3	1,519
Class R-4	1,911
Class R-5	723
Class R-6	34,355
Total	45,776

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.83
Class B	$31.82
Class C	$31.75
Class F1	$31.82
Class F2	$31.84
Class 529-A	$31.80
Class 529-B	$31.79
Class 529-C	$31.65
Class 529-E	$31.80
Class 529-F1	$31.84
Class R-1	$31.75
Class R-2	$31.69
Class R-2E	$31.80
Class R-3	$31.78
Class R-4	$31.81
Class R-5	$31.98
Class R-6	$31.83

* Amount less than one thousand